                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE QUARTERS ENDED MARCH 31, 1996 AND 1995
                             (DOLLARS IN MILLIONS)

                                                                      1996 1995
                                                                      ---- ----
EARNINGS:
Income before minority interests and income taxes.................... $723 $627
Fixed charges, exclusive of capitalized interest.....................  165  143
                                                                      ---- ----
                                                                      $888 $770
                                                                      ==== ====
FIXED CHARGES:
Interest charged to expense.......................................... $130 $115
Interest portion of rental expense and amortization of deferred loan
 costs...............................................................   35   28
                                                                      ---- ----
Fixed charges, exclusive of capitalized interest.....................  165  143
Capitalized interest.................................................    8    5
                                                                      ---- ----
                                                                      $173 $148
                                                                      ==== ====
Ratio of earnings to fixed charges................................... 5.14 5.19
                                                                      ==== ====

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